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                                                                     EXHIBIT 5.2


            [AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. Letterhead]


June ___, 1997

50-OFF Stores, Inc.
8750 Tesoro Drive
San Antonio, Texas 78217

Gentlemen:

     We have acted as counsel for 50-OFF Stores, Inc., a Delaware corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of (i) 12,200,915 Rights to purchase Units (the "Rights"), (ii) 122,009 Units (the "Units"), with each Unit representing 20 shares of Common Stock and 20 shares of Series A Preferred Stock, (iii) 7,320,540 shares of the Company's Common Stock, $.01 par value (the "Common Stock") representing (a) 2,440,180 shares of Common Stock issuable in connection with the Units (the "Unit Common Stock"), and (b) 4,880,360 shares of Common Stock issuable upon conversion of the Series A Preferred Stock (the "Conversion Common Stock"), and (iv) 2,440,180 shares of the Company's Series A Preferred Stock, $.01 par value, issuable in connection with the Units (the "Preferred Stock"), to be offered upon the terms and subject to the conditions set forth in the Registration Statement on Form S-1 (the Registration Statement, as amended at the time it becomes effective, being herein referred to as the "Registration Statement") relating thereto filed with the Securities and Exchange Commission.

     In connection therewith, we have examined originals or copies certified or otherwise identified to our satisfaction of such documents and instruments as we have deemed necessary or appropriate for the expression of the opinions contained herein.

     We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

     Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion (i) that upon the effective date of the Company's Joint Plan of Reorganization, as amended (the "Plan"), the Rights and the Units will be duly and validly authorized, and (ii) that upon the effective date of the Plan and the concurrent filing with the Delaware Secretary of State of the Company's Restated Certificate of Incorporation and Certificate of Designations with respect to Series A Preferred Stock, the Common Stock and the Preferred Stock will be duly and validly authorized, and, (a) assuming the Plan has become effective and the filings referred to in (ii) above have been effected, when issued, delivered, and paid for in accordance with the terms of the Registration Statement, the Unit Common Stock and Preferred Stock will be duly and validly issued, fully paid and nonassessable and, (b) assuming the Plan has become effective and the filings referred to in (ii) above have been effected, when issued and delivered upon due conversion in accordance with the terms of the Registration Statement, the Conversion Common Stock will be duly and validly issued, fully paid and nonassessable.

     In connection with the opinions expressed herein we have relied upon the opinion rendered by Sheinfeld, Maley & Kay, P.C., bankruptcy counsel to the Company, which opinion has been filed as an exhibit

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50-OFF Stores, Inc.
June   , 1997 -- Page 2

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to the Registration Statement. Such opinion addresses matters pertaining to
Section 303 of the Delaware General Corporation Law (the "Delaware Statute"). If complied with, the Delaware Statute permits certain corporate actions to be taken in connection with a plan of reorganization, without Board of Director or stockholder approval, including, as applicable to the opinions expressed herein, actions to increase authorized shares, to create and establish a series of preferred stock, to amend and restate a certificate of incorporation, to reconstitute a board of directors, and to authorize the issuance of securities. In conclusion, we have assumed for purposes of the opinions expressed herein, in reliance upon the above referenced opinion of bankruptcy counsel, that no approval of the Company's Board of Directors of stockholders is required to (i) increase the authorized shares of the Company, (ii) amend and restate the Company's Certificate of Incorporation, (iii) create and establish the Series A Preferred Stock, (iv) register, offer, sell and issue the Rights, Units, Common Stock and Preferred Stock, and (v) reconstitute the Company's Board of Directors and that the effectuation of all of the foregoing matters was properly authorized by the order confirming the Company's Plan entered by the United States Bankruptcy Court for the Western District of Texas. We have further assumed that the Company's Plan has been confirmed in accordance with applicable laws and is enforceable in accordance with its terms, and that the Delaware Statute is available to the Company for the purposes stated therein.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Opinion" in the Prospectus included as part of the Registration Statement.



                                Very truly yours,


                            /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                                ------------------------------------------------
                                Akin, Gump, Strauss, Hauer & Feld, L.L.P.